Exhibit 10.1
May 6, 2010
Christina A. Gold
Denver, CO
LETTER AGREEMENT
Dear Christina:
This Letter Agreement sets forth the terms agreed upon between (1) The Western Union Company (the “Company”), (2) Western Union LLC and (3) you regarding your services to and positions with the Company from the date hereof through August 31, 2011.
1. You will continue to serve as the President and Chief Executive Officer of the Company, under your current terms and conditions of employment, through August 31, 2010.
2. Effective September 1, 2010, you will step down as President and Chief Executive Officer and resign as a director of the Company and from all other positions and titles with the Company and its affiliates, and your employment will cease.
3. Upon the conclusion of your employment, you will be eligible for benefits under the Company’s existing Severance/Change in Control Policy (Executive Committee Level)(the “Policy”), subject to the terms and conditions of the Policy, including the requirement that you sign our standard Agreement and Release for senior executives, which includes restrictive covenants and a comprehensive release of all claims; provided that the payment schedule set forth in Section 10(a) of the Policy applicable to the cash severance benefits payable to you under Section 7(a)(i) of the Policy (the “Cash Severance Pay”) shall be revised so that, subject to the other applicable terms of the Policy, $1,370,208.33 (representing the portion of the Cash Severance Pay which is exempt from Section 409A of the Internal Revenue Code) of the Cash Severance Pay shall be paid in a lump sum amount to you on the first paydate next following the conclusion of your employment, and the remaining Cash Severance Pay shall be paid in substantially equal installments consistent with the Policy and the Corporation’s payroll practices beginning July 15, 2011 and shall be paid in full no later than the end of your severance period under the Policy.
4. Effective September 1, 2010, you will enter into an agreement with the Company pursuant to which, for the period September 1, 2010 through August 31, 2011, you will perform such services, as may be reasonably requested from time-to-time by the Board of Directors of the Company or the Chief Executive Officer of the Company.

5. The post-employment restrictions contained in the Restrictive Covenant Agreements provided to you in connection with your awards under the Company’s 2006 Long-Term Incentive Plan, shall be extended through August 31, 2013.
6. In consideration for the extension of the post-employment restrictions described in Section 5 above and for the services to be performed by you, referenced in Paragraph 4 above, on September 1, 2010 you shall vest in 63,238 (that is, 18/48ths, reflecting the completion of 18 months of the original 48-month vesting schedule) of the 168,635 restricted stock unit “career shares” granted to you in February 2009. The remaining 105,397 (that is, 30/48ths) of the “career shares” restricted stock units shall be forfeited.
7. During your continued “at will” employment with the Company (or an affiliate) and thereafter, you agree to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company. The Company agrees to reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this Section 7.

Signed
Grover Wray
The Western Union Company

Signed
Grover Wray
Western Union LLC

Signed
Christina A. Gold